Exhibit 99.1

One University Plaza, Suite 400 Hackensack, NJ 07601

FOR IMMEDIATE RELEASE

Caprius, Inc. Subsidiary Expands International Reach
Signs Agreements for Distribution of SteriMed System in Two New Markets

Hackensack, NJ - May 23, 2007 - Caprius, Inc. (OTCBB:CAPS) announced today that its subsidiary, M.C.M. Environmental Technologies, Inc., has entered into a non-exclusive distribution agreement in Japan and an exclusive distribution agreement in South Africa granting distribution rights for its SteriMed Systems for the on-site disposal of infectious medical waste.

Dwight Morgan, President and Chief Executive Officer of Caprius, commented, “Both Japan and South Africa experience exceptional challenges with the disposal of infectious medical waste that the SteriMed System is uniquely qualified to handle. In Japan, where landfill sites are limited and at a premium, SteriMed’s ability to reduce waste by up to 90% provides an effective solution. In South Africa, where UNAIDS estimates that about 12% of the population is HIV infected, SteriMed’s on-site disinfection system eliminates the danger of transporting infectious medical waste. These are clear and significant advantages.”

About Caprius
Caprius, Inc is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”). The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the U.S. and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect,” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts:
Beverly Tkaczenko	John G. Nesbett/Carlo Kyprios
Caprius, Inc.	Institutional Marketing Services
Tel: (201) 342-0900, ext. 307	Tel: (203) 972-9200
Email: beverlyt@caprius.com	Email: jnesbett@intitutionalms.com